As filed with the Securities and Exchange Commission on December 13, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NewStar Financial, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	54-2157878
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

500 Boylston Street, Suite 1600

Boston, Massachusetts 02116

(617) 848-2500

(Address of Principal Executive Offices)

Restricted Stock Agreements

(Full Title of Plan)

John K. Bray

Chief Financial Officer

500 Boylston Street, Suite 1600

Boston, Massachusetts 02116

(617) 848-2500

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Alexander D. Lynch, Esq.

Weil, Gotshal & Manges

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	4,179,937	(3)	$17.00	$71,058,929	$7,603.31
Common Stock, par value $0.01 per share	1,477,500	(4)	$17.00	$25,117,500	$2,687.57
Common Stock, par value $0.01 per share	35,000	(5)	$17.00	$595,000	$63.67
Common Stock, par value $0.01 per share	50,000	(6)	$17.00	$850,000	$90.95
Common Stock, par value $0.01 per share	118,660	(7)	$17.00	$2,017,220	$215.84
Total	5,861,097			$99,638,649	$10,661.34

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act.
(3)	Represents shares of Common Stock issuable upon exercise of stock options under separate amended and restated restricted stock agreements between NewStar Financial, Inc. and each of the following persons: J. Daniel Adkinson; John K. Bray; Phillip R. Burnaman II; Thomas M. Calhoun; Robert T. Clemmens; Timothy J. Conway; Mark D. Cordes; David R. Dobies; John J. Frishkopf; James Korinek; William G. Mallon; Pat McAuliffe; Greg Pachus; Richard S. Poirier; David K. Roberts; Peter A. Schmidt-Fellner; Timothy C. Shoyer; and Bharath Srikrishnan.
(4)	Represents shares of Common Stock to be issued under separate restricted stock agreements between NewStar Financial, Inc. and each of the following persons: J. Daniel Adkinson; Colleen Banse; David Belanger; Peter Benham; John K. Bray; Robert Brown; Phillip R. Burnaman II; Robert Buzdon; Thomas M. Calhoun; Bruce Catania; Robert T. Clemmens; Timothy J. Conway; Mark D. Cordes; P. Emery Covington; Keith Cox; Dan Crowley; Don Davis; Austin Dean; David R. Dobies; Mark Douglass; Mark R. du Four; Nick Edmonds; Mike Eisenstein; Peter Faigl; Paul Feloney; Jeff French; John J. Frishkopf; Jeff Greene; Mike Grimes; Steve Hohl; Paul G. Holian; Robert Hornstein; James Korinek; Robert Kosian; Ira Kreft; William G. Mallon; Walter Marullo; Pat McAuliffe; Robert F. Milordi; Greg Pachus; Andre J. Paquette; Carolyn Pianin; Tristan Pierce; Richard S. Poirier; Ken Pulido; Dave Ritchay; David K. Roberts; Peter A. Schmidt-Fellner; Timothy C. Shoyer; Edward Terry; Scott Trefry; and John J. Woods.
(5)	Represents shares of Common Stock to be issued under separate restricted stock agreements between NewStar Financial, Inc. and each of the following persons: T. Kimball Brooker, Jr.; Bradley E. Cooper; Mark K. Gormley; Maureen P. O’Hara; Frank R. Noonan; Joseph W. Saunders; and Richard E. Thornburgh.
(6)	Represents shares of Common Stock reserved for issuance under restricted stock agreements between NewStar Financial, Inc. and new employees.
(7)	Represents shares of Common Stock to be issued under separate restricted stock agreements between NewStar Financial, Inc. and each of the following persons: Peter Benham; Bruce Catania; P. Emery Covington; Keith Cox; Dan Crowley; Don Davis; Mark Douglass; Mark R. du Four; Nick Edmonds; Mike Eisenstein; Peter Faigl; Paul Feloney; Jeff French; Jeff Greene; Steve Hohl; Paul G. Holian; Robert Hornstein; Robert Kosian; Ira Kreft; Walter Marullo; Robert F. Milordi; Andre J. Paquette; Tristan Pierce; Scott Trefry; and John J. Woods.

PART I

SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the parties to the agreements covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

•	The Registrant’s prospectus contained in the Company’s Registration Statement on Form S-1 (Reg. No. 333-137513), in which there is set forth the Registrant’s audited financial statements for the year ended December 31, 2005; and

•	The description of the Company’s Common Stock contained in the Registrant’s S-1 Registration Statement, which description is incorporated by reference into the Form 8-A filed with the Commission on December 13, 2006, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the state of Delaware. Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of its officers and directors under certain conditions and subject to certain limitations. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

Article VII, Section B of the Registrant’s Amended and Restated Certificate of Incorporation will provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the Registrant’s request as a director or officer of another corporation) shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the relevant section of the Delaware General Corporation Law.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation will provide that, pursuant to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors’ fiduciary duty as directors to the Registrant and its stockholders. This provision in the Amended and Restated Certificate of Incorporation will not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, pursuant to Section 102(b)(7) of the Delaware General Corporation Law each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omission not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Section 174 of the Delaware General Corporation Law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit.

Generally, Section 145 permits a corporation to indemnify certain persons made a party to an action by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable to the corporation unless the Delaware Court of Chancery or the court in which the action was brought determines that despite the adjudication of liability that person is fairly and reasonably entitled to indemnity for proper expenses. To the extent that person has been successful in the defense of any matter, that person shall be indemnified against expenses actually and reasonably incurred by him.

The Registrant maintains insurance policies insuring each of its directors and officers against certain civil liabilities, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.		Description
5.1	-	Legal Opinion of Weil, Gotshal & Manges LLP (filed herewith).

10.1	-	Form of Amended and Restated Restricted Stock Agreement (incorporated by reference to Exhibit 10.19.1 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-137513)).

10.2	-	Form of Amended and Restated Restricted Stock Agreement between NewStar Financial, Inc. and Bharath Srikrishnan (filed herewith).

10.3	-	Form of Management Restricted Stock Agreement (incorporated by reference to Exhibit 10.20.1 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-137513)).

10.4	-	Form of Director Restricted Stock Agreement (incorporated by reference to Exhibit 10.22.1 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-137513)).

10.5	-	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.21.1 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-137513)).

10.6	-	Form of Amendment No. 1 to Form of Restricted Stock Agreement (filed herewith).

23.1	-	Consent of Weil, Gotshal & Manges LLP (included in Exhibit No. 5.1).

23.2	-	Consent of KPMG LLP (filed herewith).

24.1	-	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 13th day of December, 2006.

NEWSTAR FINANCIAL, INC.

By:	/S/ TIMOTHY J. CONWAY
Name:	Timothy J. Conway
Title:	Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

The undersigned directors and officers hereby constitute and appoint Timothy J. Conway and John K. Bray with full power to act and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-8 and any and all amendments thereto, including post-effective amendments to this Registration Statement on Form S-8, and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement on Form S-8 that are filed pursuant to the requirements of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that such attorney-in fact or his substitute shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of December 13, 2006.

Signature	Title

/S/ TIMOTHY J. CONWAY Timothy J. Conway	Chairman, Chief Executive Officer and President (Principal Executive Officer)

/S/ JOHN K. BRAY John K. Bray	Chief Financial Officer (Principal Financial and Accounting Officer)

/S/ T. KIMBALL BROOKER, JR. T. Kimball Brooker, Jr.	Director

/S/ BRADLEY E. COOPER Bradley E. Cooper	Director

/S/ MARK K. GORMLEY Mark K. Gormley	Director

/S/ FRANK R. NOONAN Frank R. Noonan	Director

/S/ MAUREEN P. O’HARA Maureen P. O’Hara	Director

/S/ JOSEPH W. SAUNDERS Joseph W. Saunders	Director

/S/ PETER A. SCHMIDT-FELLNER Peter A. Schmidt-Fellner	Director

/S/ RICHARD E. THORNBURGH Richard E. Thornburgh	Director

EXHIBIT INDEX

Exhibit No.		Description
5.1	-	Legal Opinion of Weil, Gotshal & Manges LLP (filed herewith).

10.1	-	Form of Amended and Restated Restricted Stock Agreement (incorporated by reference to Exhibit 10.19.1 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-137513)).

10.2	-	Form of Amended and Restated Restricted Stock Agreement between NewStar Financial, Inc. and Bharath Srikrishnan (filed herewith).

10.3	-	Form of Management Restricted Stock Agreement (incorporated by reference to Exhibit 10.20.1 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-137513)).

10.4	-	Form of Director Restricted Stock Agreement (incorporated by reference to Exhibit 10.22.1 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-137513)).

10.5	-	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.21.1 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-137513)).

10.6	-	Form of Amendment No. 1 to Form of Restricted Stock Agreement (filed herewith).

23.1	-	Consent of Weil, Gotshal & Manges LLP (included in Exhibit No. 5.1).

23.2	-	Consent of KPMG LLP (filed herewith).

24.1	-	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).